Exhibit 10.3

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST
2018 EQUITY INCENTIVE PLAN
RESTRICTED SHARE AND OUTPERFORMANCE UNIT
AWARD AGREEMENT

This RESTRICTED SHARE AND OUTPERFORMANCE UNIT AWARD AGREEMENT (the “Award Agreement”) is effective on the _____ day of _______________ (the “Award Date”) and is made between Pennsylvania Real Estate Investment Trust, a Pennsylvania business trust (the “Trust”), and ____________________ (the “Grantee”), a “Key Employee,” as defined in the Pennsylvania Real Estate Investment Trust 2018 Equity Incentive Plan (the “Plan”).
WHEREAS, the Trust desires to award the Grantee shares of beneficial interest in the Trust (“Shares”) subject to certain restrictions as hereinafter provided, in accordance with the provisions of the Plan and the Trust’s 2019-2021 Equity Award Program (the “Program”), copies of which are attached hereto (if not previously provided to the Grantee);
NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the legal sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.	Award.

(a)Restricted Shares. The Trust hereby awards to the Grantee as of the Award Date _____________ Shares subject to the restrictions set forth in Paragraph 2 (“Base Restricted Shares”). This grant is in all respects limited and conditioned as hereinafter provided, and is subject in all respects to the terms and conditions of the Plan and the Program now in effect and as they may be amended from time to time (but only to the extent that such amendments apply to outstanding grants of Restricted Shares). Such terms and conditions are incorporated herein by reference, made a part hereof, and shall control in the event of any conflict with any other terms of this Award Agreement.

(b)Outperformance Units. Upon the achievement of the Performance Goals set forth in Section 6(b) of the Program, the Grantee shall be entitled to receive additional Shares subject to the restriction set forth in Paragraph 2 (as applicable) based on the following performance multipliers applied to the number of Base Restricted Shares granted under Paragraph 1(a), as calculated in accordance with Section 6(c) of the Program:

Threshold        0.5
Target            1.0
Above Target        [1.5/2.0]
Outperform        [2.0/3.0]

Exhibit 10.3

This additional grant of Outperformance Units (as defined in the Program) is in all respects limited and conditioned as hereinafter provided, and is subject in all respects to the terms and conditions of the Plan and the Program now in effect and as they may be amended from time to time (but only to the extent that such amendments apply to outstanding grants of Outperformance Units). Such terms and conditions are incorporated herein by reference, made a part hereof, and shall control in the event of any conflict with any other terms of this Award Agreement

2.	Vesting.

(a)Vesting of Restricted Shares. The Grantee shall vest in (i.e., have the right to sell, assign, transfer, pledge or otherwise encumber or dispose of) the Base Restricted Shares granted under the Award Agreement as indicated in the schedule below. The “Committee” (as defined in the Plan) may at any time accelerate the time at which the restrictions on all or any part of the Base Restricted Shares will lapse.

Date Base Restricted Shares Become Vested	Number of Base Restricted Shares
_______________	___________ Base Restricted Shares
_______________	an additional ___________ Base Restricted Shares
_______________	an additional ___________ Base Restricted Shares

(b)Vesting of Outperformance Units. If any Shares are issued in respect of the Outperformance Units upon the achievement of the Performance Goals set forth in Section 6(b) of the Program, 50% of such Shares shall be issued without being subject to any further vesting conditions, 25% of such Shares shall vest on December 31, 2022 and 25% of such Shares shall vest on December 31, 2023. Any such Shares issued subject to such vesting conditions are hereinafter referred to as “OPU Restricted Shares” and, together with the Base Restricted Shares, the “Restricted Shares.”

(c)Accelerated Vesting Upon Change in Control. All unvested Restricted Shares awarded to the Grantee shall become fully vested upon a “Change in Control” (as defined in the Plan).

(d)Additional Holding Period. In addition to any restrictions imposed pursuant to this Paragraph 2, if the Grantee is the CEO of the Trust, an Executive Vice President or a Senior Vice President, the Grantee hereby agrees that he or she shall hold the Restricted Shares received under this Award Agreement for a minimum of one year from the date such Restricted Shares vest.

3.Restriction Provisions; Share Certificates. The Trust’s transfer agent shall register the Grantee’s Base Restricted Shares, and any additional OPU Restricted Shares if and when issued, in a book entry in the Grantee’s name, and shall include provisions in its records noting the restrictions on transfer on such Restricted Shares that are set forth in this Award Agreement. The Restricted Shares shall remain subject to such restrictions until the Grantee becomes vested in

Exhibit 10.3

the Restricted Shares. The Grantee, by executing this Agreement, irrevocably grants to the Trust a power of attorney to direct the Trust’s transfer agent to transfer to the Trust any Restricted Shares that are forfeited pursuant to Paragraph 5 and any Shares used to satisfy the withholding requirements set forth in Paragraph 8. The Grantee also agrees to execute any documents requested by the Trust in connection with such transfer to the Trust. As soon as practicable after the Restricted Shares become vested under Paragraph 2, such restriction provisions shall be removed, and the Shares (net of any Shares used to satisfy the withholding requirements of Paragraph 8) shall be delivered to the Grantee in the form of certificates or in any other form permitted by the Trust.

4.Voting and Dividend Rights.

(a)Restricted Shares. The Grantee shall have voting rights and the right to receive dividends on non-vested Restricted Shares. The character of those dividends for tax purposes and whether those amounts are subject to tax withholding will depend on whether the Grantee has made the election described in Paragraph 6.

(b)Outperformance Units. The Grantee shall not have any voting rights or the right to receive cash dividends on the Outperformance Units, but the Grantee shall be entitled to a “dividend equivalent right” on his or her Outperformance Units as specified in Section 7 of the Program.

5.Termination of Service. If the Grantee’s service with the Trust and all of its “Subsidiary Entities” (as defined in the Plan) terminates on account of his or her death or “Disability” (as defined in the Plan), any otherwise unvested Restricted Shares that are held by the Grantee at the time of such a termination of service shall then become fully vested and will be released from any otherwise applicable transfer restrictions in the same manner described in the last sentence of Paragraph 3. However, if the Grantee’s service with the Trust and all of its Subsidiary Entities is terminated for any reason other than death or Disability, all unvested Restricted Shares held by the Grantee at the time of such termination of service shall be transferred to the Trust pursuant to the power described in Paragraph 3, except to the extent such Restricted Shares were issued in respect of Outperformance Units and the Program provides for accelerated vesting. The vesting of the Grantee’s Outperformance Units upon the termination of his or her employment with the Trust and all of its “Subsidiary Entities” shall be in accordance with Section 6(e) of the Program.

6.Notice of Tax Election. If the Grantee makes an election under section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), for the immediate recognition of income attributable to the award of Restricted Shares, the Grantee shall inform the Trust in writing of such election within 10 days of the filing of such election. The amount includible in the Grantee’s income as a result of an election under section 83(b) of the Code shall be subject to applicable federal, state and local tax withholding requirements and to such additional withholding rules (the “Withholding Rules”) as may be applicable. Dividends paid on Restricted Shares for which the Grantee has made such an election shall not be treated as compensation subject to withholding, but rather as dividends on shares of a real estate investment trust.

Exhibit 10.3

7.Transferability. The Grantee may not assign or transfer, in whole or in part, Restricted Shares or Outperformance Units subject to the Award Agreement in which the Grantee is not vested.

8.Withholding of Taxes. The release of Shares upon vesting (or, if a Section 83(b) election is made with respect to this Award, the effectiveness of the Award itself) will be conditioned on the Grantee making arrangements reasonably satisfactory to the Trust for the delivery of amounts necessary to timely satisfy all applicable federal, state and local tax withholding requirements. If the amount includible in the Grantee’s income as a result of the vesting of Restricted Shares is subject to the withholding requirements of applicable tax law, the Grantee, subject to the provisions of the Plan and the Withholding Rules, may satisfy the withholding tax, in whole or in part, by electing to have the Trust withhold Shares (or by returning Shares to the Trust) pursuant to the Withholding Rules. Such Shares shall be valued, for this purpose, at their “Fair Market Value” (as defined in the Plan) on the date the amount attributable to the vesting of the Restricted Shares is includible in income by the Grantee under section 83 of the Code. Such election must be made in compliance with and subject to the Withholding Rules, and the Trust may not withhold Shares in excess of the maximum statutory tax rate permitted without affecting the equity classification of the award. Notwithstanding the foregoing, the Trust may limit the number of Shares withheld to the extent necessary to avoid adverse accounting consequences.

9.Governing Law. This Award Agreement shall be construed in accordance with, and its interpretation shall be governed by, applicable federal law and otherwise by the laws of the Commonwealth of Pennsylvania (without reference to the principles of the conflict of laws).

10.Electronic Delivery of Documents. The Grantee hereby authorizes the Trust to deliver electronically any prospectuses or other documentation related to this Award, the Plan and any other compensation or benefit plan or arrangement in effect from time to time (including, without limitation, reports, proxy statements or other documents that are required to be delivered to participants in such plans or arrangements pursuant to federal or state laws, rules or regulations). For this purpose, electronic delivery will include, without limitation, delivery by means of e-mail or e-mail notification that such documentation is available on the Trust’s Intranet site. Upon written request, the Trust will provide to the Grantee a paper copy of any document also delivered to the Grantee electronically. The authorization described in this paragraph may be revoked by the Grantee at any time by written notice to the Trust.

[signature page follows]

Exhibit 10.3

IN WITNESS WHEREOF, the Trust has caused this Award Agreement to be duly executed by its duly authorized officer and the Grantee has hereunto set his or her hand and seal, all as of this _____ day of _______________.

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

By:_____________________________________________
Name:
Title:

GRANTEE

________________________________________________
Name:
Title: